Exhibit 10.26

CONFIDENTIAL

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”) is entered into as of January 16, 2015 between Ingredion Incorporated, a Delaware corporation with its corporate offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154 (“Ingredion” or the “Company”), and John F. Saucier (“Employee”).

WHEREAS, Employee is employed by the Company as Senior Vice President, Corporate Strategy and Business Development;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1.                                      Separation.  Employee hereby voluntarily resigns from his position of Senior Vice President, Corporate Strategy and Business Development, and resigns from any and all other positions that he currently or subsequently holds with Ingredion or any affiliate or subsidiary of Ingredion, effective at the close of business on June 30, 2015 (the “Separation Date”).  Employee’s last day in the office shall be March 13, 2015.  Employee will execute all documents necessary to effect his resignation from any and all positions that he holds with Ingredion or any affiliate or subsidiary of Ingredion.

2.                                      Confidentiality.

(a)                                 Employee shall not, at any time during or for a period of ten (10) years from April 1, 2015, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or periodical or in any other media available to the general public, other than as a result of any act or omission of Employee, or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Employee gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order.  Confidential information expressly includes, but is not limited to, information regarding the Company’s or its affiliates current and future strategic and tactical business, financial, profit, marketing, development, analytical, sales and technical service (both short and long term) information, plans, and programs, including the process by which the Company develops such information, plans and programs; internal personnel and organizations; and business licensing agreements and other contractual relationships not generally known to the public.

(b)                                 On or before March 13, 2015, Employee shall surrender to the Company his electronic key card(s), cellular telephone, laptop computer, and all other tangible items provided by the Company, as well as all records, memoranda, notes, plans, reports, other documents and data, whether in tangible or electronic form, which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

(c)                                  Nothing herein shall waive or limit the provisions of Employee’s Employee Confidentiality and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which shall remain in full force and effect.

(d)                                 Employee shall not disclose the existence or terms of this Agreement to any third parties with the exception of Employee’s accountants, attorneys, and spouse, each of whom shall be bound by this confidentiality provision, or as may be required to comply with legal process.

(e)                                  At no time shall Employee defame or disparage Ingredion or its products, directors, officers, employees, agents or advisors.

3.                                      Noncompetition; Nonsolicitation.

(a)                                 Employee agrees that for a period through and including April 1, 2016 (“Non-Compete Term”), he shall not in any manner, alone or in concert, including as an officer, director, stockholder, investor or employee of or consultant, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business relationship, with any individual or entity anywhere in the world that develops, produces, manufactures, sells, or distributes starch, sweetener, or other products produced or marketed by Ingredion or Penford Corporation as of the date hereof, or that could be used as a substitute for such products including, but not limited to, Corn, Tapioca, Manioc, Yucca, Rice or Potato starches, flours, syrups, and sweeteners; Dextrose, Stevia-based or other high intensity sweeteners, Glucose, Polyols, HFCS, High Maltose syrup, and Maltodextrin sweeteners; Corn oil; Gluten protein; and Caramel Color; and specifically including but not limited to the following entities that manufacture such or similar products:  ADM, Cargill, Bunge, Roquette, Penford, Staley, Tate & Lyle, Avebe, Arcor, and Tereos/Syral, including joint ventures, subsidiaries or divisions thereof or any entity which succeeds to the relevant business, or to work for an investment or private equity firm in the sector which includes Ingredion and/or the companies and products listed in this Section 3.  Notwithstanding any provision to the contrary, it shall not be a violation of this Agreement for Employee to be or become the registered or beneficial owner of less than 2% of any class of securities listed on any stock exchange, in any business or corporation which is included in the scope of this Section 3.

(b)                                 Employee further agrees that during the Non-Compete Term he shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever.

(c)                                  If, prior to the expiration of the Non-Compete Term, Employee wishes to become employed by or otherwise participate in any business or other activity that would violate the restrictive covenants herein, he may request that the Company waive or limit its rights under the restrictive covenants as they pertain to the particular opportunity.  Employee will provide his request to the Company’s General Counsel in writing, and will provide sufficient detail of the particular opportunity to allow the Company to evaluate his request.  The Company agrees that it will use reasonable efforts to respond to any request within ten business days, but failure to do so shall not be deemed a waiver.

(d)                                 During the Non-Compete Term, Employee shall notify Ingredion Incorporated’s Senior Vice President of Human Resources in writing of the name and address of each entity for which he acts as owner, partner, member, director, officer, employee, agent, advisor or consultant, or otherwise enters into any business relationship, except as registered or beneficial owner of less than 5% of publicly listed securities as set forth in Section 3(a) above.

4.                                      GENERAL RELEASE OF ALL CLAIMS

(a)                                 The term “Released Parties” includes (a) Ingredion Incorporated and Penford Corporation, and their past, present or future parents, divisions, subsidiaries, partnerships, affiliates, joint ventures, employee benefit plans and other related entities, and (b) each of the foregoing entities’ and persons’ past, present, and future owners, fiduciaries, shareholders, directors, officers, partners, agents, employees, and attorneys, and (c) the predecessors, successors, and assigns of each of the foregoing entities and persons.

(b)                                 Employee, and anyone claiming through Employee or on his behalf, hereby releases and forever discharges the Released Parties with respect to any and all claims, whether known or unknown, that Employee now has or has ever had against any of the Released Parties arising from or related to any act, omission, or thing occurring or existing at any time on or prior to the date on which Employee signs this Agreement.  The claims released and discharged hereunder include, but are not limited to:

(i)                                     all claims arising from or related in any way to Employee’s employment, hiring, conditions of employment, retirement, or separation from employment;

(ii)                                  all claims that could have been asserted by or on behalf of Employee in any federal, state, or local court, commission, or agency, or under any common law theory, or under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or order; and

(iii)                               without limiting the generality of the foregoing, all claims arising under any of the following laws (as in effect or amended):  Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age

Discrimination in Employment Act; the Older Workers’ Benefit Protection Act (“OWBPA”); the Fair Labor Standards Act; the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); the Employee Retirement Income Security Act of 1974; 42 U.S.C. §§ 1981, 1983, 1985 & 1988; the Family and Medical Leave Act; the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act; and the Cook County Human Rights Ordinance.

Nothing in this Agreement shall affect (i) Employee’s rights under any applicable law that creates rights that may not be waived or (ii) Employee’s vested retirement or pension benefits, if any, or (iii) any claims to enforce this Agreement, or (iv) any rights to indemnification Employee may have pursuant to Ingredion bylaws or any applicable state law.

(c)                                  Employee confirms that Employee has not filed any legal proceeding(s) against any of the Released Parties, is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement.  In the event of any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to Employee, including but not limited to any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Employee.

(d)                                 Nothing in this Agreement is intended to or shall be construed as an admission by Ingredion or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise.  Ingredion and the Released Parties expressly deny any such illegal or wrongful conduct.

5.                                      Consideration.

(a)                                 Provided that Employee signs and returns this Agreement to Ingredion within twenty-one (21) calendar days after receiving it, does not revoke this Agreement pursuant to its terms, and complies with its terms, he will receive the sums and benefits set forth below in this Section 5.  Employee acknowledges that Employee would not be entitled to or receive these sums and benefits but for Employee’s undertakings in this Agreement.  Except as otherwise set forth in this Agreement including salary and benefits paid through the Separation Date, Employee acknowledges and agrees that Employee has been paid and/or has received all salary, compensation, leave (paid or unpaid), severance pay, bonuses, reimbursements, benefits, and other monies to which Employee may have been entitled and that, except as otherwise set forth in this Agreement, no other compensation, salary, leave (paid or unpaid), severance pay, bonuses, reimbursements, benefits, and/or other monies are due Employee.

(b)                                 The Company shall pay Employee the gross sum of $362,500 (Three hundred sixty-two thousand, five hundred dollars).  Except as otherwise required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and subject to Section 7 of this Agreement, this amount shall be paid monthly in eighteen (18) equal installments, payable through Ingredion’s standard payroll system after completion of each month, with the first payment due on or before July 1, 2015, and shall be inclusive of all accrued but unused vacation time.  All payments hereunder shall be deposited by the Company in the bank account designated by Employee in writing.

(c)                                  Employee will receive:  (i) an amount equal to two-thirds of the amount otherwise payable to Employee pursuant to the terms of the Ingredion 2013 Performance Plan, plus (ii) an amount equal to one-third of the amount otherwise payable to Employee pursuant to the terms of the Ingredion 2014 Performance Plan, which payments shall be made on the dates specified under the terms of such plans.

(d)                                 Employee will receive a pro-rata portion of Restricted Stock Units awarded in 2013 and 2014 in accordance with the terms of the plan documents as applicable to retirees and which shall be payable in accordance with their terms and such plan documents.

(e)                                  Employee will receive a pro-rated bonus attributable to the first three months of FY 2015, payable in March 2016 pursuant to Ingredion’s normal procedures for payment of bonus, in accordance with the terms of the Short Term Incentive Plan as applicable to retirees.  For calculation of the bonus, and provided that Employee diligently performs his job responsibilities, Employee will receive the target percentage for personal goals and actual performance achieved by Ingredion for EBITDA and working capital.

(f)                                   If Employee makes a valid election under COBRA to receive continued coverage under the medical, vision and dental components of the Ingredion Incorporated Master Welfare and Cafeteria Plan (the “Master Welfare and Cafeteria Plan”) within the required COBRA time period following his termination of employment, Employee and his eligible dependents covered by the medical, vision and dental components of the Master Welfare and Cafeteria Plan will be provided with such continuation coverage, with costs to be borne by Ingredion until April 1, 2016 (or, if earlier, the date on which Employee ceases to be eligible for such COBRA coverage).  Employee shall be responsible for the full unsubsidized costs of such COBRA coverage thereafter (to the extent such continued coverage is elected by Employee and Employee remains eligible for such COBRA coverage).

(g)                                  Ingredion will give Employee the opportunity to purchase the automobile that he currently leases at wholesale terms as determined by Ingredion.

(h)                                 Employee acknowledges that the compensation set forth herein includes payment for any and all accrued but unused vacation, and that he is not entitled to and will not receive any other vacation pay from Ingredion.

(i)                                     Employee will be eligible to receive his vested balance in the Ingredion Cash Balance Plan and Ingredion Incorporated Retirement Savings Plan for Salaried Employees pursuant to the terms of the plan document.

(j)                                    Employee acknowledges that all amounts payable hereunder shall be subject to usual and customary deductions, including deductions, where applicable, for employee benefit plans and for federal, state, and any applicable local income tax, FICA and any other applicable employment and similar taxes, and Ingredion in its discretion shall make such deductions to such payments and remit such deducted amounts to the appropriate plans or taxing authorities.  Except as set forth in this Agreement or as otherwise required by applicable law (including without limitation COBRA), Employee’s participation in and rights under any Ingredion employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified or terminated by Ingredion for any or no reason at any time

6.                                      Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 2 and 3 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

7.                                      Section 409A.  It is intended that any amounts payable under this Agreement will comply with Section 409A of the Code, and the treasury regulations relating thereto, and this Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A (such taxes and other penalties referred to collectively as “409A Penalties”).  In the event that the terms of this Agreement otherwise would subject Employee to 409A Penalties, Ingredion and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.  Notwithstanding any other provision in this Agreement, if on the date of Employee’s retirement, Employee is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (i) the six-month anniversary of Employee’s separation from service or (ii) the date of Employee’s death.  Notwithstanding any of the foregoing provisions, under no circumstances will Ingredion be responsible for any taxes, penalties, interest or other losses or expenses incurred by Employee due to any failure to comply with Section 409A of the Code.

8.                                      Severability.  If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Agreement are declared by a court of competent jurisdiction to be illegal, unenforceable or ineffective, it is the purpose and intent of the Parties that any such provisions be deemed modified or limited so that, as modified or limited, such provisions may be enforced to the fullest extent possible.  In the event that such court determines that such provisions cannot be rendered enforceable through any such modification or limitation or otherwise declines to so modify or limit such provisions, such holding shall not invalidate the whole of this Agreement; instead, the Agreement shall be construed as if it did not contain the invalid, illegal or unenforceable part, and the rights and obligation of the parties shall be construed and enforced accordingly; the remaining provisions, terms, clauses or waivers and release of claims or rights shall be deemed severable, such that all other provisions, terms, clauses and waivers and releases of claims and rights contained in this Agreement shall remain valid and binding.

9.                                      Successors and Assigns.  This Agreement shall be enforceable by Employee and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

10.                               Non-Assignment of Amounts Payable.  No amount payable under this Agreement, and no right, contingent or otherwise, to receive any payment under this Agreement, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary, prior to actual receipt thereof by the payee.  Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void.

11.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Illinois and exclusive venue shall be in the courts in Illinois.

12.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13.                               Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

14.                               EMPLOYEE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT EMPLOYEE:   (a) HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE ALREADY IS ENTITLED; (c) HEREBY IS AND HAS BEEN ADVISED OF EMPLOYEE’S RIGHT TO HAVE EMPLOYEE’S ATTORNEY REVIEW THIS AGREEMENT AT EMPLOPYEE’S COST BEFORE SIGNING IT; (d) HAS TWENTY-ONE (21) CALENDAR DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) MAY, AT EMPLOYEE’S SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE WITHIN SEVEN (7) CALENDAR DAYS FROM THE DATE ON WHICH EMPLOYEE SIGNS THIS AGREEMENT.  TO BE EFFECTIVE, THIS WRITTEN NOTICE MUST BE DELIVERED WITHIN THIS SEVEN-DAY PERIOD TO THE SENIOR VICE PRESIDENT, HUMAN

RESOURCES, AT INGREDION .  THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION.  IF REVOKED WITHIN SUCH PERIOD, THIS AGREEMENT SHALL BE NULL AND VOID.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INGREDION INCORPORATED

By:	/s/ Diane J. Frisch
Diane J. Frisch
Senior Vice President, Human Resources

Accepted:

/s/ John F. Saucier
John F. Saucier

Exhibit A

Corn Products International Logo	EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT	Social Security Number

Saucier	John	F.		April 3, 2006
Employee last Name	First Name	MI	Work Location	Hire Date

1)  I acknowledge that during and after my employment with Com Products International, I may have information which is confiden tial to Com Products International.  I agree that I will not disclose, nor use for my personal benefit, or the benefit of anyone outside of Com Products International, any confidential information without Com Products International’s prior written consent.  I will return to Com Products International upon the end of my employment all copies of confidential information as well as all other property of Corn Products International,  including files and records. I understand that confidential information may include, but is not limited to, infor mation relating to Com Products International’s products,  machinery and equipment, services, research and development activities, finances, sales and marketing,  and business plans.

2)  As I now have obligations to Com Products International, I also recognize that I may have previously undertaken obligations to former employers. I will not disclose to Com Products International or help make possible Com Products Internationals use of any confidential mate rial belonging to any former employer.

3)  a. Unless otherwise restricted by applicable law, I acknowledge that Com Products International is entitled to any inventions which I may conceive or execute during the period of my employment with Com Products International. I hereby assign all my right, title and interest in any such invention to Com Products International or to any other party designated by Com Products International.

b.  I will immediately disclose to Com Products International any and all inventions which I may conceive or execute during my employment with Com Products International.

c.  I will execute any assignments, applications or other documents which Com Products International may consider necessary to obtain patents on any invention, and take any other action necessary to protect Com Products Internationals interest in such inventions.

4)  I do not have any rights to any inventions made prior to my employment except those listed on the signed attachment to this agreement.

5)  This agreement does not apply to any invention for which no equipment, supplies, facility, or trade secret information of Com Products International was used and which was developed entirely upon my own time, unless (a) the invention relates (i) to the business of Corn Products International, or (ii) to Com Products Internationals actual or demonstrably anticipated research or development, or (b) the inven tion results from any work performed by me for Com Products International.

6)  I ACKNOWLEDGE HAVING RECEIVED AND READ A COPY OF THIS AGREEMENT. I further acknowledge that my obligations of non disclosure and non-use under this agreement shall continue in effect following any termination for any reason of my employment with Corn Products International. I understand that this agreement shall be interpreted under the laws of the State of Illinois. This is the entire and only agreement with Com Products International on these subjects.

7) If any provision or provisions of this Agreement shall be held to be unenforceable by any Court, the remaining provisions shall be unaf fected and shall continue in full force and effect, and the provisions of any previous agreement on these subjects with Com Products International shall be substituted for any of those held to be unenforceable in this Agreement.

/s/ John F. Saucier	/s/ Laura Fitzgerald
Employee Signature	Witness Signature

April 14, 2006	Westchester
Date	Witness Address